Exhibit 99.1

Keating Capital Declares $0.48 Per Share Special Distribution

Distribution Payable in Two Dividends of $0.24 Per Share in Second and Third Quarters

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 29, 2013--On May 28, 2013, the Board of Directors of Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) declared a special dividend of $0.24 per share for each of the second and third quarters. Based on the Company’s shares outstanding as of March 31, 2013, this $0.48 per share distribution represents 99.6% of the $4.4 million of net gains realized by the Company during 2013 through May 28, 2013.

The cash distribution amounts, ex-dividend, record and payment dates are set forth in the table below.

Special Dividend	Amount per Share	Ex-Dividend Date	Record Date	Payment Date
Second Quarter	$0.24	June 12 , 2013	June 14, 2013	June 26, 2013
Third Quarter	$0.24	Sept. 11, 2013	Sept. 13, 2013	Sept. 25, 2013

The second and third quarter cash dividend will be payable on the shares of the Company’s common stock outstanding as of the two record dates.

Keating Capital’s Board of Directors maintains a variable dividend policy with the objective of distributing to stockholders, on at least an annual basis, an amount that equals 90-100% of the Company’s net realized gains, if any, for a particular year. Keating Capital paid a dividend of $0.03 per share in December 2012 which represented 100% of the Company’s net gains realized in 2012.

Keating Capital maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Keating Capital declares a dividend, stockholders who have not "opted out" of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of common stock. Although the Company has a number of options to satisfy the share requirements of the DRIP, it currently expects that the shares required to be purchased under the DRIP will be acquired through open market purchases of common stock by the DRIP plan administrator. The shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of each calendar year based upon its net realized gains for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of the Company’s distributions for a full year. If the Company had determined the tax attributes of its distributions year-to-date as of May 28, 2013, 100% would be from long-term capital gains. However, there can be no certainty to stockholders that this determination is representative of what the actual tax attributes will be for its 2013 distributions to stockholders.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com